Exhibit 10.1
THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated the 22nd day of January 2007 and effective the 1st day of January 2007 (the “Agreement”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the “Corporation”), and GEORGE L. CHAPMAN (the “Executive”).
     WHEREAS, the Corporation and the Executive entered into an Employment Agreement, effective January 1, 1997, which Employment Agreement was amended and restated, effective January 1, 2000, and further amended and restated, effective January 1, 2004;
     WHEREAS, the Compensation Committee of the Corporation’s Board of Directors has approved a special retention and incentive award for the Executive and has also approved certain modifications to the terms of such amended and restated employment agreement; and
     WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement, including the Executive’s participation in the selection, evaluation and development of a successor to the Executive, and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
     1. EMPLOYMENT
          The Corporation hereby agrees to employ the Executive as the Corporation’s Chairman and Chief Executive Officer, upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve as the Corporation’s Chairman and Chief Executive Officer, and to perform the duties and functions customarily performed by the Chairman and Chief Executive Officer of a publicly traded corporation (including participating in the selection, evaluation and development of the Executive’s successor).
          In such capacities, the Executive shall report only to the Corporation’s Board of Directors, and shall have the powers and responsibilities set forth in Article IV of the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as the Board of Directors may assign to him.
          Throughout the Term (defined below) of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.

     2. TERM OF AGREEMENT
          The term of employment under this Agreement shall expire on January 31, 2010 (the “Three Year Term”). Executive shall have the option to extend this Agreement for an additional year (the “Option”) by providing the Corporation with written notice of his intention to extend the Agreement at least six (6) months prior to the expiration of the Three Year Term. The “Three Year Term,” as it may be extended by the “Option,” is sometimes referred to herein as the “Term.”
          The Corporation shall be entitled to terminate this Agreement immediately for any reason subject to the continuing obligations of the Corporation under this Agreement.
     3. SALARY AND BONUS
          The Executive shall receive a base salary during the Term of this Agreement at a rate of not less than $570,000.00 per annum for 2007, and at a rate of not less than $570,000.00 per annum for subsequent years. All amounts shall be payable in substantially equal semi-monthly installments. During the Term, the Compensation Committee of the Board shall consult with the Executive and review the Executive’s base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Committee deems to be appropriate.
          The Executive shall also be eligible to receive a bonus from the Corporation each year during the Term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Committee deems to be appropriate.
     4. ADDITIONAL COMPENSATION AND BENEFITS
          The Executive shall receive the following additional compensation and welfare and fringe benefits:
          (a) Stock Options and Other Long-Term Incentives. The Executive has been granted nonstatutory stock options and shares of restricted stock pursuant to the terms of the Corporation’s 2005 Long-Term Incentive Plan (the “Plan”). During the Term of the Agreement, any additional stock options, restricted stock or other awards under the Plan shall be at the discretion of the Corporation’s Board.
          (b) Disability Insurance. During the Term of this Agreement, the Corporation shall maintain a disability insurance policy on the Executive with the maximum aggregate annual benefit commercially available to the Corporation, up to a maximum of sixty percent (60%) of his annual base salary. The Corporation shall provide at its expense all supplemental disability coverage needed to provide this aggregate benefit. The Executive will submit to such medical examination and supply such information as is necessary for the Corporation to obtain such insurance coverage.

          (c) Health Insurance. During the Term of this Agreement, the Corporation shall provide the Executive and his dependents with health insurance coverage no less favorable than that from time to time made available to other key employees.
          (d) Business Clubs. During the Term of this Agreement, the Corporation shall pay all initiation fees and dues charged by up to two (2) dining clubs, country clubs, athletic clubs, or similar organizations of which the Executive is a member or desires to become a member.
          (e) Conferences. During the Term of this Agreement, the Corporation shall pay for the Executive and his wife to attend up to three (3) business-related conferences, conventions or seminars within the continental United States each year during the Term of this Agreement, including registration fees, travel expenses and reasonable hotel and meal allowances.
          (f) Vacation. During the Term of this Agreement, the Executive shall be entitled to up to five (5) weeks of vacation during each year during the Term of this Agreement and any extensions thereof, prorated for partial years.
          (g) Medical Examinations. During the Term of this Agreement, the Corporation shall pay or reimburse the Executive for the cost of a physical examination by a physician acceptable to the Executive in alternate years.
          (h) Business Expenses. During the Term of this Agreement, the Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.
          In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible, during the Term, to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers. The Executive shall be eligible during the Term to participate in the Corporation’s supplemental executive retirement plan, in such other retirement plans of the Corporation as are applicable generally to other officers, and welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.
     5. SPECIAL RETENTION AND INCENTIVE AWARD
          In addition to the salary, bonus, additional compensation, benefits and any other compensation, awards or benefits that have been or may be granted to the Executive, the Executive is eligible for a special retention and incentive award (the “Special Award”) of up to 120,000 shares of the Corporation’s common stock, par value $1.00 per share (the “Shares), subject to the terms described below. On the date this Agreement is entered into, 60,000 of the Shares shall be granted to the Executive as restricted shares (the “Restricted Shares”) and 60,000 of the Shares shall be granted to the Executive in performance awards (the “Performance Award Shares”), all pursuant to the terms of the Plan (the Restricted Shares and the Performance Award Shares are sometimes referred to collectively herein as the “Shares”). Except as provided in

Section 6 herein, the Shares will vest and have dividend treatment as follows:
          (a) The 60,000 Restricted Shares shall vest at the end of the Three Year Term, subject to the Executive’s continued employment for the Three Year Term. The Executive will be entitled to current receipt of dividends on the 60,000 Restricted Shares.
          (b) The 60,000 Performance Award Shares shall be paid in shares of common stock at the end of the Three Year Term, subject to the Executive’s continued employment for the Three Year Term, if the Board of Directors has determined that the Corporation’s strategic plan of diversifying into new markets such as senior housing, medical office building, hospital facilities or other areas as specified by the Board has been implemented successfully. The Executive shall be granted dividend equivalent rights (“DERs”) on the 60,000 Performance Award Shares. The DER payments on 30,000 of the Performance Award Shares will be paid as dividends are declared on shares of common stock. The DER payments on the remaining 30,000 Performance Award Shares will accrue as dividends are declared on shares of common stock, be deemed reinvested in additional common shares and will be paid in such additional shares if and when the underlying Performance Award Shares are earned.
     6. PAYMENTS UPON TERMINATION
          (a) Involuntary Termination. If the Executive’s employment is terminated by the Corporation during the Term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. The Executive shall also receive any nonforfeitable benefits payable to him under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.
          If the termination is not a termination for Cause, as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then the Corporation shall also be obligated to make a series of monthly severance payments to the Executive for each month during the remaining Term of this Agreement, but not less than twenty-four (24) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of termination, and (ii) the greater of (A) the average of the annual bonuses paid to the Executive for the last two (2) fiscal years preceding the termination date or (B) a minimum bonus equal to one hundred percent (100%) of his annual base salary. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Executive receives as compensation for services performed during such period. The Executive shall be under no duty to mitigate the amounts owed to him under this paragraph (a) by seeking such a replacement position.
          In addition, if the termination is not a termination for Cause as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then:

     (i) The 60,000 Restricted Shares granted to the Executive pursuant to Section 5(a) shall become vested and 30,000 of the Performance Award Shares granted to the Executive pursuant to Section 5(b) shall become earned and payable. The remaining 30,000 Performance Award Shares granted to the Executive pursuant to Section 5(b) may become earned and payable to the extent the Board determines that the goals specified in Section 5(b) have been attained;
     (ii) Any stock options, restricted stock (except for the Shares granted pursuant to the Special Award which Shares are treated in Section 6(a)(i)) or other awards granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full;
     (iii) The Executive shall be provided continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remaining Term of the Agreement (but not less than twelve (12) months), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer; and
     (iv) The Executive may elect, by delivering written notice to the Corporation within thirty (30) days following such termination of his employment, to receive from the Corporation a lump sum severance payment in lieu of the monthly severance payments described in Section 6(a) in an amount equal to the present value of such payments. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date the election is received by the Corporation. The Corporation shall deliver the payment to the Executive, in the form of a bank cashier’s check, within ten (10) business days following the date on which the Corporation receives written notice of the Executive’s election.
          (b) Disability. The Corporation shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. In addition, the Corporation shall make a series of monthly disability payments to Executive, each equal to one-twelfth (1/12th) of the sum of (i) his annual base salary, as in effect at the time Executive became permanently disabled, and (ii) the greater of (A) the average of the annual bonuses paid to the Executive for the last two (2) fiscal years preceding the date of disability or (B) a minimum bonus equal to one hundred percent (100%) of the Executive’s annual base salary. Payment of such disability benefit shall commence with the month following the date of the termination by reason of permanent disability and continue each month for the remaining Term of this Agreement (but not less than twenty-four (24) months), but shall terminate at an earlier date if the Executive returns to active employment, either with the Corporation or otherwise. Any amounts payable under this Section 6(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Corporation. Upon termination due to a disability, all stock options, restricted stock or other awards held by the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation, including the Special Award, shall become fully vested or earned and payable, as the case may be, and in the case of stock options, exercisable in full in accordance with the terms of the applicable plan or plans.
          (c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to the fiscal year of the Corporation most recently ended, and any nonforfeitable benefits payable to the Executive under the terms of deferred compensation, incentive or other benefit plans maintained by the Corporation. Also, if the Executive’s employment is terminated by the Corporation for Cause, all unvested or unearned Shares, as the case may be, granted pursuant to the Special Award shall be forfeited.
          For purposes of this Agreement, the term “Cause” shall be limited to (i) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 10 and 11 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Board of Directors.
          (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the Term of this Agreement (other than in connection with a Change in Corporate Control as described in Section 7), the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to any fiscal years or other periods preceding the termination date, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans of the Corporation. Also, if the Executive’s employment is voluntarily terminated as set forth in this Section, all unvested or unearned Shares, as the case may be, granted pursuant to the Special Award shall be forfeited.
          For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive is (1) assigned to a position other than the Chairman and Chief Executive Officer of the Corporation during the Term (other than for Cause or by reason of permanent disability), (2) assigned duties materially inconsistent with such position, or (3) directed to report to anyone other than the Corporation’s Board of Directors.

     7. EFFECT OF CHANGE IN CORPORATE CONTROL
          (a) In the event of a Change in Corporate Control, the vesting of any stock options, restricted stock or other awards granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation, and the Shares granted pursuant to the Special Award, shall all be accelerated and all such awards shall become immediately vested and payable in full and, in the case of stock options, exercisable in full.
          (b) If, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, and during the Term of this Agreement, the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign his employment, the Executive shall be entitled to receive, in lieu of the monthly payments described in Section 6(a) above, monthly severance payments for thirty-six (36) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect at the time of the Change in Corporate Control, and (ii) the greater of (A) the average of the annual bonuses paid to the Executive for the last two (2) fiscal years of the Corporation ending prior to the Change in Corporate Control or (B) a minimum bonus equal to one hundred percent (100%) of the Executive’s annual base salary.
          (c) If the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign his employment within twelve (12) months after a Change in Corporate Control, he may elect, by delivering written notice to the Corporation within thirty (30) days following such termination of his employment, to receive from the Corporation a lump sum severance payment in lieu of the monthly payments described in the preceding paragraph. The amount of this payment shall be equal to the present value of the monthly payments described in the preceding paragraph. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date the election is received by the Corporation. The Corporation shall deliver the payment to the Executive, in the form of a bank cashier’s check, within ten (10) business days following the date on which the Corporation receives written notice of the Executive’s election.
          In addition, if the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign his employment within twelve (12) months after a Change in Corporate Control, he shall be entitled to continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination, which coverage shall be continued until the expiration of the Term of the Agreement (but not less than twelve (12) months) or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (d) For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:
     (1) The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

     (2) Any transfer or sale of substantially all of the assets of the Corporation, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of the Corporation or any other person, or cash, or any other property.
     (3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than “Continuing Directors”. For this purpose, those persons who were members of the Board of Directors on January 1, 2007, shall be “Continuing Directors.” Any person who is nominated for election as a member of the Board after January 1, 2007, shall also be considered a “Continuing Director” for this purpose if, and only if, his or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; or
     (4) Any person, or group of persons, announces a tender offer for at least twenty percent (20%) of the Corporation’s Common Stock.
          (e) Notwithstanding anything else in this Agreement, if any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Parachute Payment”) is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any other tax having the same effect (such excise tax or other tax, together with any interest and penalties incurred by the Executive with respect to such taxes, are collectively referred to herein as the “Excise Tax”), the Corporation shall make an additional payment (the “Gross-Up Payment”) to the Executive in an amount such that the net amount of the Gross-Up Payment the Executive retains, after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, the Excise Tax and any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment, will be equal to the Excise Tax liability imposed upon the Executive with respect to all Parachute Payments (other than the Gross-Up Payment).
          (f) If any dispute arises between the Corporation (or any successor) and the Executive regarding Executive’s right to severance payments under Section 6 or Section 7, the Executive shall be entitled to recover his attorneys fees and costs incurred in connection with such dispute.

     8. DEATH
          If the Executive dies during the Term of this Agreement, the Corporation shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the date of death. In addition, the Corporation shall pay to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing) a lump sum payment equal to the present value of a series of monthly payments for each month during the remaining Term of the Agreement (but not less than twenty-four (24) months), each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of death, and (ii) the greater of (A) the average of the annual bonuses paid to the Executive for the last two (2) fiscal years preceding the date of death or (B) a minimum bonus equal to one hundred percent (100%) of the Executive’s annual base salary. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date of death. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Corporation shall be paid to the beneficiary designated by the Executive, and the stock options, restricted stock or other awards held by the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation, including the Special Award, shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.
     9. WITHHOLDING AND SECTION 409A COMPLIANCE
          The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
          Notwithstanding anything in this Agreement to the contrary, to the extent required to comply with Section 409A of the Code, any payment of deferred compensation (within the meaning of Section 409A of the Code) hereunder on account of the Executive’s separation from service (within the meaning of Section 409A of the Code) shall not be paid before the date that is six months after the date of the separation from service (or, if earlier, the Executive’s death). Any payment(s), benefits and streams of payments and benefits to the Executive which would have commenced during such six-month period shall commence on the first day following the end of such period and the term over which any stream of payments or benefits shall be made shall run from the delayed commencement date for its full term such that the delayed commencement shall not shorten the term over which any payments or benefits hereunder are provided. The Executive and the Corporation will cooperate in good faith in making such amendments to this Agreement, if any, as may be necessary or appropriate in order for the payments and benefits to which the Executive is entitled hereunder to comply with Section 409A of the Code.

     10. PROTECTION OF CONFIDENTIAL INFORMATION
          The Executive agrees that he will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that he will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the Term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.
          The Executive recognizes that because his work for the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 10 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.
     11. COVENANT NOT TO COMPETE
          The Executive hereby agrees that he will not, either during the employment Term or during the period of one (1) year from the time the Executive’s employment under this Agreement is terminated by him voluntarily or by the Corporation for Cause, engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of health care facilities, or passive investing in or lending to health care-related enterprises. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.
          The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving monthly severance payments under Section 6 or Section 7 of this Agreement, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant. For this purpose, the Executive shall be considered to be receiving monthly severance payments under Section 6 or Section 7 of this Agreement during any period for which he would have received such severance payments had he not elected to receive a lump sum severance payment or had such payments not been offset by compensation received from a successor employer.

     12. INJUNCTIVE RELIEF
          The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 10 and 11 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.
     13. NOTICES
          All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604
Attention: Erin C. Ibele, Senior Vice President- Administration and
Corporate Secretary

If to the Executive:

George L. Chapman
2604 Riverview Dr.
Maumee, OH 43537
The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.
     14. SEPARABILITY
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     15. ASSIGNMENT
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
     16. ENTIRE AGREEMENT
          This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.
     17. GOVERNING LAW
          This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele	By:	/s/ Raymond W. Braun
Erin C. Ibele, Senior Vice President-		Raymond W. Braun, President
Administration and Corporate Secretary

Witness:	EXECUTIVE:

/s/ Erin C. Ibele	/s/ George L. Chapman
George L. Chapman